Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-230725) pertaining to NGM Biopharmaceuticals, Inc. Amended and Restated 2018 Equity Incentive Plan and NGM Biopharmaceuticals, Inc. 2019 Employee Stock Purchase Plan of NGM Biopharmaceuticals, Inc. of our report dated March 17, 2020, with respect to the consolidated financial statements of NGM Biopharmaceuticals, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Redwood City, California

March 17, 2020